l:\secdraft\version3\exhib_12.doc1

                                                                      EXHIBIT 12

                      GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                                         Three Months Ended
                                                                March 31,
                                                          1997       1996
                                                        (Dollars in Millions)

Income from continuing operations                       $1,796        $800
Income taxes                                               989         433
Equity in income of associates                             (44)        (28)
Cash dividends received from associates                      1           2
Amortization of capitalized interest                        14          14
                                                         -----       -----
  Income from continuing operations before income taxes,
    undistributed income of associates, and
    amortization of capitalized interest                 2,756       1,221


Fixed charges included in income from continuing operations
  Interest and related charges on debt                   1,445       1,422
  Portion of rentals deemed to be interest                  72          64
    Total fixed charges included in income from
      continuing operations                              1,517       1,486

Earnings available for fixed charges                    $4,273      $2,707
                                                         =====       =====

Fixed charges
  Fixed charges included in income from continuing
    operations                                          $1,517      $1,486
  Interest capitalized in the period                        15           7
    Total fixed charges                                 $1,532      $1,493
                                                         =====       =====

Ratios of earnings to fixed charges                       2.79        1.81
                                                          ====        ====































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